Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K,

Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Research Collaboration and License Agreement (this “Agreement”) is effective as of June , 2014 (the “Effective Date”), and is entered into by and between MERCK SHARP & DOHME CORP., a corporation organized and existing under the laws of New Jersey, United States (“Merck”), and BIONOMICS LIMITED, a corporation organized and existing under the laws of Australia (“Bionomics”).

RECITALS:

WHEREAS, Bionomics has rights to certain existing α7 Activators (as hereinafter defined); and

WHEREAS, Bionomics and Merck desire to conduct a research program in accordance with the terms and conditions of this Agreement in order to optimize Bionomics’ existing α7 Activators and to discover and optimize additional α7 Activators, including by using Bionomics’ proprietary technology, tools, compounds and reagents; and

WHEREAS, Merck shall have the exclusive right to develop and commercialize Compounds (as hereinafter defined) and Products (as hereinafter defined), and in connection therewith, Bionomics desires to grant to Merck an exclusive license under the Bionomics Patent Rights (as hereinafter defined) and Bionomics Know-How (as hereinafter defined), upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency which are hereby acknowledged, Merck and Bionomics hereby agree as follows:

ARTICLE 1 DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1	“α7 Activator” means [***].

1.2	[***]

1.3	“AAA” shall have the meaning given to such term in Section 9.6.1.

1.4

“Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

1.5	“Additional Merck Third Party Agreements” shall have the meaning given such term in Section 5.4.5.

1.6	“Affiliate” means (i) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Merck or Bionomics, (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Merck or Bionomics, or (iii) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (i) or (ii).

1.7	“Agreement” shall have the meaning given such term in the preamble.

1.8	“Agreement Payments” shall have the meaning given such term in Section 5.8.

1.9

“Applicable Laws” means any and all applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives, judgments and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions, including the Act and GLPs.

1.10	“Bionomics” shall have the meaning given such term in the preamble.

1.11	“Bionomics Additional Patent Rights” means any Bionomics Patent Rights other than Bionomics Compound Patent Rights.

1.12	“Bionomics Compound Patent Rights” shall have the meaning set forth in Section 7.3.1(a).

1.13	“Bionomics Indemnitees” shall have the meaning given such term in Section 9.13.1.

1.14

“Bionomics Know-How” means all Know-How which (i) is in the Control of Bionomics or its Affiliates as of the Effective Date or during the Term, (ii) is not in the public domain, and (iii) is necessary or useful (a) in the conduct of the Research Program or (b) in the research, development, manufacture, marketing, use or sale of any Compound and/or Product, which Bionomics Know-How shall include the Bionomics Licensed Compounds, the Bionomics Lead Series and any [***]; provided, however that Bionomics Know-How shall not include any Merck Background Know-How, Program Know-How or Post-Program Know-How.

1.15	“Bionomics Lead Series” means each of the chemical series set forth on Schedule 1.15; provided that such chemical series is Controlled by Bionomics or its Affiliates and is proprietary.

1.16

“Bionomics Licensed Compounds” means any proprietary α7 Activator that is Controlled by Bionomics or its Affiliates as of the Effective Date or during the Term, including the α7 Activators set forth on Schedule 1.16, as applicable, which is claimed, covered or disclosed, in any Bionomics Patent Rights or otherwise incorporates any Bionomics Know-How; provided, however, that Bionomics Licensed Compounds shall not include any Program Compounds.

1.17

“Bionomics Patent Rights” means Patent Rights that (i) are in the Control of Bionomics or its Affiliates as of the Effective Date or during the Term, and (ii) (a) claim, cover or disclose any Compound and/or Product (or the research, development, manufacture, use or commercialization thereof) and/or (b) claim, cover or disclose any Bionomics Know- How, including any [***]; provided, however, that Bionomics Patent Rights shall not include any Merck Background Patent Rights, Program Patent Rights or Post- Program Patent Rights. The Bionomics Patent Rights shall include the Patent Rights identified in Schedule 1.17.

1.18

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (i) the first Calendar Quarter of this Agreement shall commence on the Effective Date and end at the end of the Calendar Quarter in which the Effective Date occurs and (ii) the last Calendar Quarter of this Agreement shall commence at the commencement of such Calendar Quarter and end on the date of expiration or termination of this Agreement.

1.19

“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, however, that (i) the first Calendar Year of this Agreement shall commence on the Effective Date and end on December 31 of the same year and (ii) the last Calendar Year of this Agreement shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of expiration or termination of this Agreement.

1.20	“Change of Control” means, with respect to a Party, a transaction with a Third Party involving, (i) the acquisition, merger or consolidation, directly or indirectly, of such Party and, immediately following the consummation of such transaction, the shareholders of such Party immediately prior thereto hold, directly or indirectly, as applicable, shares of capital stock of the surviving company representing less than fifty percent (50%) of the outstanding shares of such surviving or continuing company or (ii) the sale of all or substantially all of the assets or business of such Party relating to this Agreement.

1.21	“Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, and/or post-approval Clinical Trial.

1.22	“Code” shall have the meaning given such term in Section 8.3.2(d).

1.23	“Combination Product” means a Product which includes at least one Compound(s) in combination with one or more active ingredients other than that Compound(s).

1.24	“Commercially Reasonable Efforts” means with respect to the efforts to be expended by a Party with respect to any objective, [***].

1.25	“Compound” means a Bionomics Licensed Compound and/or a Program Compound, as applicable.

1.26

“Confidential Information” means any and all proprietary information and data, including all Merck Know-How, all Bionomics Know-How, and all other scientific, pre- clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.27

“Control”, “Controls” or “Controlled by” means with respect to any Patent Rights or Know-How or other intellectual property assets or rights, as applicable, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.28	“Dollar” or “$” means United States dollars.

1.29	“Discover” or “Discovery” means identified, made, developed, created, derived, discovered, characterized, selected or otherwise optimized in the performance of activities hereunder.

1.30	“Effective Date” shall have the meaning given such term in the preamble.

1.31	“EU Major Market” means any one of the following countries: [***].

1.32	“Existing Confidentiality Agreement” shall mean that certain Confidential Disclosure Agreement dated [***], between Merck Sharp & Dohme Corp. and Bionomics.

1.33	“Excluded Claim” shall have the meaning given such term in Section 9.6.6.

1.34	“Extension Research Term” shall have the meaning given such term in Section 2.14.1.

1.35	“Field” means any and all uses in humans and animals, including any prophylactic, therapeutic and/or diagnostic uses.

1.36

“Filing” of an NDA means the acceptance by the applicable Regulatory Authority of an NDA for filing; provided that such Regulatory Authority has not issued a refusal to file letter or letter identifying deficiencies for which the Regulatory Authority may suspend its review following submission of the filing.

1.37

“First Commercial Sale” means, with respect to a Product in a given country in the Territory, the first shipment to a Third Party of commercial quantities of such Product sold in such country to such Third Party on arm’s length terms by Merck, its Affiliate or sublicensee for end use in the Field in such country (following, in all cases, the receipt of marketing authorization for such Product in such country). Notwithstanding the foregoing, sales for test marketing, sampling and promotional uses, Clinical Trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.38

“Full Time Equivalent” or “FTE” means the equivalent of a normal full-time scientist’s work time over a twelve (12) month period (including normal vacation, sick days and holidays) devoted to, and directly related to, conducting activities under the Research Program in accordance with this Agreement. In the event that an individual devotes less than such full time to conducting activities under the Research Program in accordance with this Agreement during such twelve (12) month period, then for purposes of this

Agreement, such individual shall only count as a portion of an FTE which shall be determined by dividing the number of full days during the applicable twelve (12) month period devoted to, and directly related to, conducting activities under the Research Program in accordance with this Agreement by the total number of working days during such twelve (12) month period. No individual may be charged at greater than one (1) FTE in a given Calendar Year.

1.39

“FTE Rate” means [***] per one (1) full FTE per full twelve (12) month Calendar Year. Notwithstanding the foregoing for any Calendar Year during the Term that is less than a full year, the above referenced rate shall be proportionately reduced to reflect such portion of such full Calendar Year.

1.40

“Good Laboratory Practice” or “GLPs” means the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as applicable, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory, as applicable.

1.41	“Human Materials” shall have the meaning given such term in Section 2.3.2.

1.42

“IND” means an Investigational New Drug application, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.43

“IND Enabling Study” means an acute or chronic in vivo GLP toxicology study in species that satisfy applicable regulatory requirements, using applicable GLPs, and that meets the standards necessary for submission as part of an IND filing with the applicable Regulatory Authority, as reasonably determined by Merck.

1.44

“Indication” means a separate and distinct disease or medical condition in humans for which a Product that is in Clinical Trials is intended to treat, prevent and/or diagnose, or for which a Product has received Marketing Authorization as indicated on the approved labeling for such Product, as applicable. For clarity, a single Indication shall include the primary disease and variants or subdivisions or subclassifications within such primary disease. For example, for purposes of the Agreement, [***] is a single Indication; treatment of mild, moderate or severe disease shall be treated as subclassifications within the single Indication of [***]Treatment, modulation and/or prophylaxis of the same disease [***] shall be treated as the same Indication. Treatment as monotherapy or treatment in combination with another product shall all be treated as the same Indication. Treatment, modulation and/or prophylaxis of the same disease [***] shall be treated as the same Indication. However, treatment, modulation and/or prophylaxis of any other type of disease; [***], shall be deemed a different Indication from treatment, modulation and/or prophylaxis of [***].

1.45	“Initial Research Program Term” shall have the meaning given such term in Section 2.14.1.

1.46

“Initiation” means, (i) with respect to a Clinical Trial, the administration of the first dose of a Product to a properly enrolled patient in such Clinical Trial and (ii) with respect to a pre-clinical study (including an IND Enabling Study), the administration of the first dose to an animal in such pre-clinical study following approval of the applicable dosed Compound as a pre-clinical candidate by Merck.

1.47	“Joint Research Committee” or “JRC” means the Joint Research Committee established to facilitate the Research Program as more fully described in Section 2.6.

1.48

“Know-How” means any and all proprietary information and materials, including discoveries, improvements, processes, methods, protocols, formulas, assays, data, inventions, know-how, trade secrets, compositions of matter (including compounds), formulations, and findings, patentable or otherwise,

1.49	“Liabilities” shall have the meaning given such term in Section 9.13.1.

1.50

“Marketing Authorization” means all approvals (including, NDA approval, as applicable) from the relevant Regulatory Authority necessary to market and sell a Product in any country (including all applicable Price Approvals even if not legally required to sell Product in a country).

1.51	“Merck” shall have the meaning given such term in the preamble.

1.52

“Merck Background Know-How” means all Know-How, including any Merck Materials, which (i) is in the Control of Merck or its Affiliates as of the Effective Date or during the Term, (ii) is not in the public domain, and (iii) that Merck chooses to make available (in accordance with Section 2.11.2 or otherwise) for the performance of activities under the Research Program.

1.53

“Merck Background Patent Rights” means Patent Rights that (i) are in the Control of Merck or its Affiliates as of the Effective Date or during the Term, and (ii) claim, cover or disclose Merck Background Know-How.

1.54	“Merck Indemnitees” shall have the meaning given such term in Section 9.13.2.

1.55

“Merck Know-How” means (i) all Merck Background Know-How, (ii) all Program Know-How Controlled by Merck or any of its Affiliates and (iii) all Post-Program Know- How Controlled by Merck or any of its Affiliates.

1.56	“Merck Materials” shall have the meaning given such term in Section 2.11.2.

1.57

“Merck Patent Rights” means (i) all Merck Background Patent Rights, (ii) all Program Patent Rights Controlled by Merck or any of its Affiliates and (iii) all Post-Program Patent Rights Controlled by Merck or any of its Affiliates.

Marketing Application, Marketing Application Authorization, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.59

“Net Sales” means the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Product sold by Merck or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received, the following amounts to the extent they are related to or allocable to a Product:

[***]

With respect to sales of Combination Products, [***]

1.60	“Party” means Merck or Bionomics, individually, and “Parties” means Merck and Bionomics, collectively.

1.61	“Payment” shall have the meaning given such term in Section 2.5.2.

1.62

“Patent Rights” means any and all patents and patent applications in the Territory (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re- examinations, revalidations, extensions, supplementary protection certificates, and the like of any such patents and patent applications, and foreign equivalents of the foregoing.

1.63

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.64	“Phase I Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.65	“Phase II Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.66	“Phase III Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.67

“Post-Program Know-How” means any Know-How (including any Compounds) that (i) is first conceived, discovered, made and/or reduced to practice (as would be necessary to establish inventorship under United States patent law (regardless of where the applicable activities occurred)) by or on behalf of Merck or its Affiliates (or any of their respective employees, agents or consultants) in performing activities under this Agreement during the Term of this Agreement, but after the Research Program Term and (ii) is not in the public domain; provided however that Post-Program Know-How shall not include any Program Know-How. For clarity, all development data generated hereunder (including reports of pre-clinical and clinical studies, CMC data and registration dossiers) shall constitute Post-Program Know-How.

1.68	“Post-Program Patent Rights” means any and all Patent Rights that claim, cover or disclose Post-Program Know-How.

1.69

“Price Approvals” means in countries in the Territory where Regulatory Authorities may approve or determine pricing or pricing reimbursement for pharmaceutical products, such approval or determination.

1.70	“Project Lead” shall have the meaning given such term in Section 2.10.

1.71

“Product” means any pharmaceutical composition or preparation (in any and all dosage forms) in final form containing a Compound, including any Combination Product, for sale or use by prescription, over-the-counter or any other method. For clarity, different formulations or dosage strengths of a given Product shall be considered the same Product for the purposes of this Agreement.

1.72

“Program Compound” means (i) any α7 Activator that is Discovered by a Party or its Affiliates (or a Third Party acting on its behalf) or jointly by the Parties or their respective Affiliates (or a Third Party acting on its behalf) during the course of performing the Research Program, including any such α7 Activator that is derived from [***], (ii) any α7 Activator that is Discovered by Merck or its Affiliates (or a Third Party acting on its behalf) during the course of performing activities hereunder following the end of the Research Program; provided that with respect to this clause (ii), such α7 Activator is derived from [***], and/or (iii) any modified form or derivative of any of the foregoing, in each case of (i), (ii) and/or (iii), as applicable, which is claimed, covered or disclosed, in any Program Patent Rights or otherwise incorporates any Program Know-How. For clarity, Program Compounds shall not include the α7 Activators specifically listed on Schedule 1.16.

1.73

“Program Know-How” means any Know-How (including any Compounds) that is (i) first conceived, discovered, made and/or reduced to practice (as would be necessary to establish inventorship under United States patent law (regardless of where the applicable activities occurred)) by or on behalf of either Party or its Affiliate (or their respective employees, agents or consultants) or jointly by both Parties or their respective Affiliates (or their respective employees, agents or consultants) in performing the Research Program; and (ii) is not in the public domain.

1.74	“Program Patent Rights” means any and all Patent Rights that claim, cover or disclose Program Know-How. For clarity, Program Patent Rights shall not include any Post- Program Patent Rights.

1.75

“Prosecute” means in relation to any Patent Rights, (i) to prepare and file patent applications, including re-examinations or re-issues thereof, and represent applicant(s) or assignee(s) before relevant patent offices or other relevant authorities during examination, re-examination and re-issue thereof, in appeal processes and interferences, or any equivalent proceedings, (ii) to secure the grant of any Patent Rights arising from such patent application, (iii) to maintain in force any issued Patent Right (including through payment of any relevant maintenance fees), and (iv) to make all decisions with regard to any of the foregoing activities. “Prosecution” has a corresponding meaning.

1.76	“Providers” shall have the meaning given such term in Section 2.3.2.

1.77

“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a pharmaceutical product in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.78	“Related Party” shall mean each of Merck, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.79	“Research Plan” means the plan for conducting activities under the Research Program as set forth on Schedule 1.79, as such plan may be updated from time to time in accordance with this Agreement.

1.80	“Research Program” means the activities, including drug discovery activities, undertaken by or on behalf of Bionomics and/or Merck, as applicable, as set forth in Article 2 and in the Research Plan.

1.81	“Research Program Term” means, collectively, the Initial Research Program Term and any Extension Research Program Terms, if any.

1.82	“Retained α7 Inhibitor” means [***].

1.83	“Royalty Period” shall have the meaning given such term in Section 5.4.1(c).

1.84	“Taxes” shall have the meaning given such term in Section 5.8.1.

1.85	“Territory” means all of the countries in the world, and their territories and possessions.

1.86	“Third Party” means an entity other than Merck and its Affiliates, and Bionomics and its Affiliates.

1.87	“Valid Patent Claim” means a claim of [***].

1.88

“Violation” means that Bionomics or any of its officers or directors or any other Bionomics personnel (or other permitted agents of Bionomics performing activities hereunder) has been: (1) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (2) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (http://www.epls.gov); or (3) listed by any US Federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in Federal procurement or non- procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/) (each of (1), (2) and (3) collectively the “Exclusions Lists”).

ARTICLE 2 RESEARCH PROGRAM

2.1

General. Bionomics and Merck shall engage in the Research Program upon the terms and conditions set forth in this Agreement, including to perform all activities to be performed by such Party as set forth in the Research Plan.

2.2

Conduct of Research. Each Party shall proceed diligently with, and shall use Commercially Reasonable Efforts to perform, the Research Program, including by using its good faith efforts to allocate sufficient time, effort, equipment and facilities to the Research Program and to use personnel with sufficient skills and experience as are required to accomplish the Research Program.

2.3	Compliance.

2.3.1

General. Bionomics shall conduct the Research Program in compliance with all Applicable Laws. Bionomics shall notify Merck in writing of any deviations from Applicable Laws. Bionomics hereby certifies that it has not employed or otherwise used in any capacity and will not employ or otherwise use in any capacity, the services of any person debarred under United States law, including Section 21 USC 335a, in performing any portion of the Research Program. Bionomics shall notify Merck in writing immediately if any such debarment occurs or comes to its attention, and shall, with respect to any person or entity so debarred promptly remove such person or entity from performing any Research Program activities, function or capacity related to the Research Program. Without limiting the foregoing provisions of Section 2.3.1, if animals are used in research hereunder, Bionomics will comply with the Animal Welfare Act and any other applicable local, state, national and international laws and regulations relating to the care and use of laboratory animals. Merck encourages Bionomics to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Any animals which are used in the course of the Research Program, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes. Merck shall conduct the Research Program in compliance with all Applicable Laws.

2.3.2

Use of Human Materials. Without limiting the provisions of Section 2.3.1, if any human cell lines, tissue, human clinical isolates or similar human-derived materials (“Human Materials”) have been or are to be collected and/or used in the Research Program, Bionomics represents and warrants (i) that it has complied, and shall comply, with all Applicable Laws relating to the collection and/or use of the Human Materials and (ii) that it has obtained, and shall obtain, all necessary approvals and appropriate informed consents, in writing, for the collection and/or use of such Human Materials. Bionomics shall provide documentation of such approvals and consents upon Merck’s request. Bionomics further represents and warrants that such Human Materials may be used as contemplated in this Agreement without any obligations to the individuals or entities (“Providers”) who contributed the Human Materials, including any obligations of compensation to such Providers or any other Third Party for the intellectual property associated with, or commercial use of, the Human Materials for any purpose.

2.3.3

Use of Third Party Intellectual Property. In performing activities under the Research Program, unless otherwise agreed to by Merck in writing, Bionomics shall not (i) incorporate any Know-How or other intellectual property of any Third Party into any Compound, Product or other Program Know-How or (ii) otherwise use any Know-How or other intellectual property of any Third Party in the performance of the Research Program.

2.4

Use of Third Parties. Bionomics shall be entitled to utilize the services of the Third Parties listed in Schedule 2.4 to perform its Research Program activities [***]. Notwithstanding the foregoing, Bionomics shall remain at all times responsible for the performance of its responsibilities under the Research Program and shall obtain the written agreement of each such Third Party, prior to the time such Third Party initiates work, (a) that such Third Party’s employees involved in the Research Program shall comply with the confidentiality provisions of this Agreement, (b) that each such Third Party (including the employees of such Third Party) shall be obligated to assign any rights they may have in any Know-How resulting from the Research Program in accordance with Section 7.2, and (c) that such Third Party shall comply with the terms of this Agreement applicable to the subcontracted activities, including Sections 2.3, 2.5, 2.12 and 2.11.1. For clarity, Merck shall be entitled to utilize the services of the Third Parties to perform its Research Program activities and any other activities hereunder but shall remain at all times responsible for the performance of its responsibilities under the Research Program.

2.5	Compliance with Ethical Business Practices.

2.5.1

Compliance with Corporate Policy. Bionomics acknowledges that Merck’s corporate policies require that business must be conducted within the letter and spirit of the law. By signing this Agreement, Bionomics agrees to conduct the activities contemplated herein in a manner which is consistent with both law and good business ethics.

2.5.2	Governments and International Public Organizations.

(a)

Without limitation of the foregoing, Bionomics warrants that none of its employees, agents, officers or other members of its management are officials, officers, agents, representatives of any government or international public organization. Bionomics agrees that it shall not make any payment, either directly or indirectly, of money or other assets, including to the compensation derived from this Agreement (hereinafter collectively referred as a “Payment”), to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred as “Officials”) where such Payment would constitute a violation of any law. In addition, regardless of legality, Bionomics shall make no Payment either directly or indirectly to Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of Merck’s businesses.

(b)

Notwithstanding the first sentence of Section 2.5.2(a), Bionomics represents that Deborah Rathjen is currently the chair of the Pharmaceutical Industry Council and of AusBiotech. In addition, Ms. Rathjen is a current member of the Australian Clinical Trials Advisory Committee and a current advisor to the Chief Scientist of Australia on STEM (science technology engineering and mathematics). In these roles Ms. Rathjen does not receive remuneration. Bionomics covenants and agrees that to avoid the appearance of impropriety that it shall cause Ms. Rathjen, for so long as Ms. Rathjen is an employee of Bionomics, to the extent any Merck business comes before any council or committee for which Ms. Rathjen is a member, to disclose Bionomics’ relationship with Merck and to recuse herself from any decision making or advice regarding such issue.

2.5.3

No Authority. Bionomics acknowledges that no employee of Merck or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by Bionomics or its agents to any Third Party in violation of terms of this or any other provisions of this Agreement.

2.5.4

Exclusions Lists. Bionomics certifies to Merck that as of the Effective Date Bionomics has screened itself, and its officers and directors, against the Exclusions Lists and that it has informed Merck whether Bionomics, or any of its officers or directors has been in Violation. After the execution of this Agreement, Bionomics shall notify Merck in writing immediately if any Violation occurs or comes to its attention, and shall, with respect to any person or entity in Violation, promptly remove such person or entity from performing any Research Program activities, function or capacity related to the Research Program.

2.6	Joint Research Committee. The Parties will establish a committee to facilitate the Research Program during the Research Program Term as follows:

2.6.1

Composition of the Joint Research Committee. The Research Program shall be conducted under the direction of a Joint Research Committee. As soon as practicable, but in no event more than [***] days after the Effective Date, the Parties will establish the Joint Research Committee comprised of two (2) representatives of Bionomics (who shall be employees of Bionomics) and two (2) representatives of Merck. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Each Party may replace its representative(s) at any time upon prior notice to the other Party, and each Party may include additional representative(s) or consultant(s) by mutual consent. The Joint Research Committee will meet in person or by teleconference at least one (1) time per Calendar Quarter. The Joint Research Committee will be chaired on an alternate basis for each meeting by a Merck representative followed by a Bionomics representative. The role of the chairperson shall be to convene and preside in person or telephonically at meetings of the JRC, to prepare and circulate agendas and to ensure the preparation of minutes. The chairperson of the JRC will be responsible for preparing reasonably detailed written minutes of all JRC meetings that reflect, without limitation, material decisions made at such meetings. The JRC chairperson shall send draft meeting minutes to each member of the JRC and the Project Leads for review and approval reasonably promptly after each JRC meeting. Such minutes will be deemed approved unless one or more of the Project Leads objects to the accuracy of such minutes within [***] business days of receipt. Each Party shall bear its own expenses related to the attendance of such meetings by its representative(s).

2.6.2	Responsibilities. The Joint Research Committee shall oversee and supervise the overall activities and performance of the Research Program and within such scope shall:

(a)	Review and direct the efforts, progress and status of the Research Program, including reviewing and directing the efforts of the Parties in the conduct of the Research Program;

(b)	Review relevant data, and consider and advise on any technical issues that arise;

(c)	Review and amend the Research Plan from time to time and record any changes to the Research Plan in the minutes of the JRC;

(d)	Review the progress of technology transfers and reagent development; and

(e)

Address such other matters relating to the activities of the Research Program designated to be addressed by the JRC under this Agreement or as either Party may otherwise bring before the Joint Research Committee.

2.6.3

Scope of Joint Research Committee Oversight. [***] provided that, for the avoidance of doubt if the work proposed in the amendment to the Research Plan could be performed by the FTEs then currently being funded by Merck and such work would not impose additional financial obligations on Bionomics beyond the then current Research Plan, then Bionomics shall perform such work at no additional charge and the Research Plan shall automatically be deemed to be amended to include such work as proposed by the Joint Research Committee.

2.6.4

Disbandment of Committee. Upon completion (or earlier termination) of the Research Program, the Joint Research Committee shall be disbanded and shall have no further authority with respect to the activities hereunder, and all further research and development of the Compound and Products hereunder shall be in accordance with Section 3.7.

2.7

Decision Making Authority. The goal of all decision making of the Joint Research Committee shall be to achieve consensus. All decisions of the JRC with respect to matters over which it has decision making authority shall be made by unanimous vote of the Joint Research Committee’s representatives, with each Party collectively having one (1) vote. If the Joint Research Committee is unable to reach consensus, then Merck’s representatives to the Joint Research Committee shall have the deciding vote with respect to such matter. The Joint Research Committee shall not have any decision making authority beyond the work specified in the Research Program.

2.8

Merck Funding of Bionomics FTEs. During the Research Program Term, Merck will provide Bionomics with research funding pursuant to Section 5.2 for FTEs at the FTE Rate as follows: [***] FTEs during the [***] Research Program [***] Term as set forth in the Research Plan; provided, however, that the foregoing number of FTEs shall be subject to the Joint Research Committee’s right to amend the Research Plan to (x) require additional FTEs or (y) reduce the number of

FTEs, in which case of (x) and/or (y) as applicable, the following number of FTEs shall be so adjusted. Each of such FTEs to be provided by Bionomics shall be employed by Bionomics and work solely and exclusively on the activities under the Research Plan for the time that such FTEs are so committed. Notwithstanding the foregoing, Merck shall not be required to fund any FTEs for the Research Program pursuant to Section 5.2 from and after the end of the Research Program Term. Bionomics shall ensure that all FTEs involved in the Research Program are qualified, careful, efficient and skilled personnel for carrying out the activities under the Research Program.

2.9

Use of Research Funding. Bionomics shall apply the research funding it receives from Merck under this Agreement solely to carry out its Research Program activities in accordance with the Research Plan and the terms and conditions of this Agreement.

2.10

Project Lead. Merck and Bionomics each shall appoint an employee of such Party (or its Affiliate, as applicable) as its project leader (the “Project Lead”) who shall be the primary contact between the Parties with respect to the Research Program and who shall coordinate each Party’s role in the Research Program. Each Party shall notify the other within [***] days of the Effective Date of the appointment of its Project Lead and shall notify the other Party as soon as practicable upon changing this appointment. In addition, each Party may also appoint, at its discretion, an alliance manager to facilitate communications between the Parties hereunder.

2.11	Exchange of Information and Materials.

2.11.1

Provision by Bionomics. As soon as reasonably practicable following the Effective Date (but in all cases within [***] days after the Effective Date), and thereafter on an ongoing basis during the Term (to the extent not previously disclosed or provided), Bionomics shall disclose and provide to Merck (in writing and in an electronic format in English, or in other tangible form, as applicable) (i) the Bionomics Know-How (including any updates or additions thereto), including by providing in tangible form the Bionomics Licensed Compounds and Bionomics Lead Series and such other Bionomics Know-How set forth on Schedule 2.11 and (ii) certain other materials as set forth in the Research Plan or as may otherwise be reasonably requested by Merck from time to time to be used by on behalf of Merck in the performance of its activities under this Agreement, [***]. In addition, on an ongoing basis during the Research Program Term, Bionomics shall promptly disclose and provide to Merck (in writing and in an electronic format in English, or in other tangible form, as applicable) any Program Know- How, including the discovery of any Compound (and shall disclose the structure thereof) and all data generated from testing of any Compound.

2.11.2

Provision by Merck. Merck shall disclose to Bionomics the Merck Background Know-How and Program Know-How which it deems necessary for Bionomics to carry out the activities of the Research Program. In addition, Merck may from time to time, and at its sole discretion or as otherwise expressly set forth in the

Research Plan, provide Bionomics with certain research materials to be used by Bionomics solely to perform its activities under the Research Program during the Research Program Term. Such materials may include [***] (collectively “Merck Materials”) and shall remain at all times the property of Merck. No Merck Materials shall be transferred, delivered or disclosed to any Third Party without the prior written approval of Merck. Upon expiration or termination of the Research Program Term, any unused Merck Materials shall be, at Merck’s option, either returned to Merck, or destroyed in accordance with instructions by Merck. BIONOMICS UNDERSTANDS THAT THE MERCK MATERIAL IS SUPPLIED “AS IS” AND IS PROVIDED WITHOUT WARRANTY OF VALIDITY, ENFORCEABILITY, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. BIONOMICS ACKNOWLEDGES THAT THE MERCK MATERIAL IS EXPERIMENTAL IN NATURE, AND MAY HAVE UNKNOWN HAZARDOUS CHARACTERISTICS, THAT IT IS AWARE OF THE RISKS OF WORKING WITH EXPERIMENTAL MATERIAL AND THAT IT WILL STRICTLY ADHERE TO PROPER LABORATORY PROCEDURES FOR HANDLING MATERIAL WITH UNKNOWN HAZARDS. THE MERCK MATERIALS WILL NOT BE USED IN HUMANS.

2.12	Records and Reports.

2.12.1

Records. Bionomics shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Program.

2.12.2

Copies and Inspection of Records; Reports. Merck shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of Bionomics referred to in Section 2.12.1. Merck shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1. Merck shall have the right to arrange for its employee(s) and/or consultant(s) involved in the activities contemplated hereunder to visit the offices and laboratories of Bionomics and any of its Third Party contractors as permitted under Section 2.4 during normal business hours and upon reasonable notice, and to discuss work performed for the Research Program and its results in detail with the technical personnel and consultant(s) of Bionomics. Upon request, Bionomics shall provide copies of the records described in Section 2.12.1.

2.12.3

Quarterly Reports. Within [***] days following the end of each Calendar Quarter during the Research Program Term, Bionomics shall provide to Merck a written progress report in English which shall describe the work performed to date on the Research Program, evaluate the work performed in relation to the goals of the Research Program and provide such other information required by the

Research Program or reasonably requested by a Merck relating to the progress of the goals or performance of the Research Program. For clarity, all such reports shall be considered the Confidential Information of Merck.

2.12.4

Data Integrity. Bionomics acknowledges the importance of ensuring that the Research Program is undertaken in accordance with the following good data management practices: (i) data is being generated using sound scientific techniques and processes; (ii) data is being accurately and reasonably contemporaneously recorded in accordance with good scientific practices by Persons conducting research hereunder; (iii) data is being analyzed appropriately without bias in accordance with good scientific practices; and (iv) all data and results are being stored securely and can be easily retrieved. Bionomics agrees that it shall carry out the Research Program so as to collect and record any data generated therefrom in a manner consistent with the foregoing requirements.

2.13	Exclusive Efforts.

2.13.1

During the Term, Bionomics (and its Affiliates) will work exclusively with Merck (and with no other Person) on any α7 Activators, and Bionomics (and its Affiliates) shall not, directly or indirectly, [***].

2.13.2

Notwithstanding the provisions of Section 2.13.1, Neurofit SAS (“Neurofit”), an Affiliate of Bionomics, shall be permitted to perform pre-clinical contract research activities for Third Parties on a fee for service basis with respect to α7 Activators owned by such Third Parties; [***] and (ii) in furtherance of the foregoing, Bionomics shall maintain security practices, which shall include appropriate administrative, physical and technical safeguards, which are reasonably designed to ensure compliance with this Section 2.13.2. [***]. Bionomics shall ensure that the activities of Neurofit do not restrict or limit in any way any rights or licenses granted to Merck hereunder.

2.14	Research Program Term.

2.14.1

Research Program Term. Unless earlier ceased or terminated pursuant to Section 2.14.2 or Article 8, the Research Program shall have an initial [***] year term from the Effective Date (the “Initial Research Program Term”). The Initial Research Program Term may be extended for up to [***] additional [***] periods (each such additional [***] period, an “Extension Research Program Term”) upon mutual written agreement by Merck and Bionomics no later than [***] days before the expiration of the then current Research Program Term; provided that, for clarity, the decision to extend the Research Program Term by each additional [***] period shall be made separately (i.e., the Parties must mutually agree each time the Parties desire to extend the Research Program Term by any such additional [***] period). Simultaneously with the Parties’ agreement to any such Extension Research Program Term, the Parties shall also mutually agree in writing on the number of FTEs of Bionomics to be funded by Merck (which shall be at the FTE Rate) during any such Extension Research Program Term, and in connection therewith, Merck shall have the right to update the Research Plan to account for the activities during any such Extension Research Program Term.

2.14.2

Early Cessation of Research Program. Notwithstanding the provisions of Section 2.14.1, Merck shall have the right, in its discretion, upon [***] days prior written notice to Bionomics, to cease the activities under the Research Program at any time by providing such written notice thereof to Bionomics. Upon delivery of such Research Program cessation notice by Merck, the Research Program Term shall immediately end with respect to the Research Program in its entirety provided that for clarity, this Agreement shall not terminate. Notwithstanding the foregoing, in the event that Merck so determines to cease the Research Program prior to the end of the Initial Research Program Term and provided that [***]. For clarity, if this Agreement is terminated pursuant to Article 8, such termination shall not be deemed to be a cessation of the Research Program pursuant to this Section 2.14.2 and the provisions of this Section 2.14.2 shall not apply.

2.14.3

Expiration of Research Program. Upon expiration (or earlier cessation, as applicable) of the Research Program Term, all further Research Program activities under the Research Program shall terminate (including all funding obligations of Merck with respect to the Research Program, other than as set out in Section 2.14.2, if applicable), but the other rights and obligations under this Agreement shall not otherwise be affected and shall remain in full force and effect (including the rights of Merck to further research and develop the Compounds and Products in accordance with this Agreement). Immediately upon the expiration (or earlier cessation, as applicable) of the Research Program, (w) Bionomics shall update the Bionomics Know-How (including materials) to Merck as set forth in Section 2.11, (x) Bionomics shall disclose to Merck all Program Know-How as set forth in Section 7.2.2, (y) Bionomics shall return or cause to be returned to Merck all Merck Confidential Information and all Merck Materials delivered or provided by Merck, as well as any other Merck substances, compositions or materials provided by Merck in any medium in connection with such portions of the Research Program and (z) subject to the provisions of Section 2.14.2, Bionomics shall reimburse Merck for any uncredited fees paid by Merck pursuant to the Research Program (including uncredited amounts for FTEs paid by Merck pursuant to clause (i) of Section 5.2.1).

2.15	Research Program Costs. Except as otherwise set forth in Section 5.2, each Party shall bear its own costs in connection with performing Research Program activities.

ARTICLE 3 LICENSE, DEVELOPMENT AND COMMERCIALIZATION

3.1	License Grants by Bionomics.

3.1.1

Bionomics Patent Rights and Bionomics Know-How. Bionomics hereby grants to Merck an exclusive license (even as to Bionomics and its Affiliates) in the Territory under the Bionomics Patent Rights and Bionomics Know-How, with a right to grant and authorize sublicenses, to research, develop, make, have made, use, offer to sell, sell, import and/or otherwise exploit Compounds and Products in the

Field.

3.1.2

Bionomics Retained Rights. Notwithstanding the scope of the exclusive license granted to Merck under Section 3.1.1, subject to the terms and conditions of this Agreement, Bionomics shall retain rights during the Research Program Term under the Bionomics Patent Rights and the Bionomics Know-How for the sole purpose of performing Bionomics’ obligations under the Research Program in accordance with this Agreement and the Research Plan.

3.2

Non-Exclusive License Grant to Merck. In the event that the research, development, making, having made, use, offer for sale, sale, import and/or other exploitation by Merck, or Merck’s Related Parties, of Compound(s) or Product(s) would infringe during the term of this Agreement a claim of an issued letters patent which Bionomics owns or has the rights to license and which patent are not covered by the grant in Section 3.1, Bionomics hereby grants to Merck, to the extent Bionomics is legally able to do so, a non-exclusive, sublicensable, royalty-free license in the Territory under such issued letters patent for Merck and its Related Parties to research, develop, make, have made, use, sell, offer for sale, import and otherwise exploit Compound(s) and Product(s) in the Territory.

3.3

License Grants to Merck for [***]. Bionomics hereby grants to Merck a perpetual, irrevocable, fully-paid exclusive license (even as to Bionomics and its Affiliates) in the Territory under the Bionomics Patent Rights and Bionomics Know- How, with a right to grant and authorize sublicenses, to research, develop, make, have made, use, offer to sell, sell, import and/or otherwise exploit [***] and products containing such [***] in the Field. Notwithstanding anything to the contrary contained herein, Merck shall not owe any royalties, milestones or other payments to Bionomics hereunder as a result of any research, development, making, having made, using, offering to sell, selling, importing and/or otherwise exploiting any [***] or products containing such [***] (and for clarity, any revenues received from such [***] or products containing such [***] shall not be included in Net Sales hereunder). The licenses set forth in this Section 3.3 shall survive the expiration or termination of this Agreement.

3.4

Non-Exclusive License Grants to Bionomics. If the Joint Research Committee requests Bionomics to perform activities under the Research Program that require a license under any Merck Background Patent Rights or Merck’s interest in any Program Patent Rights, as applicable, or under any Merck Background Know-How or Merck’s interest in any Program Know-How, as applicable, Merck shall grant, and hereby grants, to Bionomics, a non-exclusive, non-transferable, non-sublicensable, license under such Merck Background Patent Rights, Program Patent Rights, Merck Background Know-How and/or Program Know-How, as applicable, solely to perform such activities under the Research Program in accordance with this Agreement. For clarity, the foregoing licenses set forth in this Section 3.4 shall not limit in any way the exclusive licenses granted to Merck under Section 3.1.

3.5

No Grant of Inconsistent Rights by Bionomics. Bionomics (and its Affiliates) shall not assign, transfer, convey or otherwise grant to any Person or otherwise encumber (including through lien, charge, security interest, mortgage, encumbrance or otherwise) (i) any rights to any Bionomics Know-How or Bionomics Patent Rights (or any rights to any intellectual property that would otherwise be included in the Bionomics Know-How or Bionomics Patent Rights), in any manner that is inconsistent with or would interfere with the grant of the rights or licenses to Merck hereunder, or (ii) any rights to any Compounds or Products (provided that Bionomics shall grant to Merck the rights to the Compounds and Products as set forth herein). Without limiting the foregoing, during the Term, (x) Bionomics (and its Affiliates) shall not use (and shall not grant to any Third Party the right to use) any Compounds or Products for any purposes (including the development, manufacturing or commercialization thereof), except for Bionomics’ performance of the activities to be performed by Bionomics under the Research Program as set forth in the Research Plan in accordance with this Agreement and (y) Bionomics (and its Affiliates) shall not provide or otherwise transfer to any Third Parties any Bionomics Know-How, for use in connection with any α7 Activator.

3.6

Covenant Not to Sue. Bionomics (and its Affiliates and sublicensees) hereby covenants that during the Term, it shall not sue nor otherwise attempt to enforce against Merck (or any of its Affiliates or Related Parties) any Patent Rights, Know-How or other intellectual property rights owned or otherwise controlled by Bionomics (or any of its Affiliates or sublicensees), as such Patent Rights, Know-How or other intellectual property rights relate to the Compounds or Products.

3.7

Development, Manufacturing and Commercialization. Merck (and its Affiliates), either itself or with Third Party(ies) shall have the sole right (and shall control all aspects of), at its own expense, to develop and commercialize Products, and for clarity, Bionomics (and its Affiliates) shall have no right to do so (except that Bionomics shall perform the activities to be performed by Bionomics under the Research Program in accordance with this Agreement). Merck (and its Affiliates), either itself or with Third Party(ies) shall use its Commercially Reasonable Efforts to develop, file for Marketing Authorization for and, following receipt of all applicable Marketing Authorizations, to commercialize [***], and all other development and commercialization efforts and decisions with respect to the Compounds and Products shall be at the discretion of Merck. Merck (and its Affiliates) either itself or with Third Party(ies) shall have the sole right (and shall control all aspects of), at its own expense, to manufacture Compound and Product, and Bionomics (and its Affiliates) shall have no right to do so (except that Bionomics shall perform the activities to be performed by Bionomics under the Research Program in accordance with this Agreement).

3.8

Regulatory Matters. In the event that Merck determines that any regulatory filings for any Compounds or Products are required for any activities hereunder (including any activities under the Research Program), including INDs, NDAs and other Marketing Authorizations (as applicable), then as between the Parties, Merck (or its Affiliate or Related Party) shall have the sole right, in its discretion, and at its expense, to obtain such regulatory filings (in its (or its Affiliate’s or its Related Party’s) name) and as between the Parties, Merck (or its Affiliate or its Related Party) shall be the owner of all such regulatory filings. As between the Parties, Merck (or its Affiliate or Related Party) shall have the sole right to communicate and otherwise interact with Regulatory Authorities with respect to the Compounds and/or Products (including during the Research Program Term). For clarity, Bionomics shall have no right to, and shall not, make any regulatory filings related to any Compounds or Products or otherwise interact with any Regulatory Authorities with respect to the Compounds or Products.

3.9

Excused Performance. The obligation of Merck with respect to any Product under Section 3.7 is expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Product, and the obligation of Merck to develop or commercialize any such Product shall be delayed or suspended so long as in Merck’s reasonable opinion any such condition or event exists.

3.10

No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Confidential Information disclosed to it under this Agreement or under any patents or patent applications owned or Controlled by the other Party or its Affiliates.

3.11

Exploitation of Non-α7 Activators by Merck. For clarity, nothing in this Agreement shall prohibit, limit or otherwise restrict in any way Merck’s (or any of its Affiliate’s) rights to research, develop, make, have made, use, offer to sell, sell, import and/or otherwise exploit, itself and/or together with any Third Party, any compounds or products which are not α7 Activators (even if such compounds or products are derived from, or otherwise covered by, a Bionomics Licensed Compound or Bionomics Lead Series), and for clarity, Merck (and its Affiliates) shall have no payment obligations (or any other obligations) to Bionomics hereunder with respect to any such compounds or products.

ARTICLE 4 CONFIDENTIALITY AND PUBLICATION

4.1

Non-Disclosure and Non-Use Obligation. Except as expressly provided herein, the Parties agree that, where any Confidential Information is disclosed by one of the Parties to the other Party pursuant to this Agreement, the receiving Party shall, for a period of [***] from the date of expiration or termination of this Agreement, keep confidential and shall not disclose, or use for any purpose except for the purposes contemplated by this Agreement, such Confidential Information, except that to the extent that it can be established by the receiving Party that such Confidential Information:

(a)	was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b)	was generally available to the public or part of the public domain at the time of its disclosure to the receiving Party;

(c)

became generally available to the public or otherwise becomes part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)	was independently developed by the receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(e)	was subsequently lawfully disclosed to the receiving Party by a person other than a Party hereto.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

4.1.1	Permitted Disclosures.

(a)

Either Party may disclose Confidential Information disclosed to it by the other Party to the extent such disclosure is required (i) by Applicable Law or (ii) for making applications or submissions to or otherwise dealing with regulatory authorities in connection with the development, manufacture or marketing of Compounds and/or Products or obtaining Patent Rights, in each case, in accordance with this Agreement; provided, that in the case of (ii) such Confidential Information shall be disclosed only to the extent reasonably necessary to obtain Patent Rights or authorizations.

(b)

In the event that a public disclosure of information about this Agreement is required, in the reasonable opinion of counsel, by the rules of any securities exchange or market on which a Party’s securities are listed or traded, and to the extent permitted by the notification timing requirements of such rules, the Party desiring to make such a disclosure shall use its best efforts to provide copies in a timely manner of the proposed disclosure in advance of such disclosure for the non-disclosing Party’s prior review and comment and shall give due consideration to any comments by the non- disclosing Party. Subject to the foregoing (and in particular to the extent permitted by the notification timing requirements of such rules), it is understood that a Party may not make any disclosure of the financial terms and other material conditions of this Agreement without the prior written consent of the other Party following the procedure set forth in this Section. It is further understood that any disclosure under this Section shall be limited to factual, non-speculative information that, in the reasonable opinion of counsel, would have a material effect on the price or value of the disclosing Party’s securities on such exchange or market and that is not covered by an exception to disclosure by the rules of such exchange or market.

(c)

Either Party may also disclose the terms and conditions of this Agreement under terms of confidentiality and non-use obligations that are substantially no less stringent than the confidentiality and non-use provisions in this Agreement [***].

(d)

If a Party is required, by a written order of a court or administrative body of competent jurisdiction and such order is subject to contempt provisions, to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 4.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1, and the Party disclosing Confidential Information pursuant to such written order shall take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

4.2

Ownership of Confidential Information. For the purposes of this Article 4, where pursuant to the terms of this Agreement one Party owns Confidential Information that has been generated by the other Party, then such Confidential Information shall be treated as if it had been generated by such owning Party and disclosed by such owning Party to such other Party.

4.3

Materials. Neither Party shall use any material provided by the other Party except solely for the purposes of the Research Program and may not analyze or reverse engineer such material, or supply such material (or material derived from or containing such material) to any Third Party without the consent of the Party providing such material. Except as otherwise set forth herein, each Party, at the other Party’s option, shall destroy (and certify such destruction) or return material provided by the other Party on the expiry or termination of this Agreement, pursuant to Article 8. Notwithstanding the foregoing, Merck (and its Related Parties) may use (including analyzing and reverse engineering) and supply to Third Parties any materials (including materials derived from or containing such material) provided by Bionomics for the research, development, manufacture and commercialization of Compounds and Products.

4.4

Bionomics Know-How; Program Know-How. Without limiting the provisions of Section 4.1, Bionomics agrees to keep (i) all Bionomics Know-How that relates to any Compounds and/or Products (and/or other activities hereunder) and (ii) all Program Know-How confidential as set forth in Section 4.1, as if disclosed by Merck to Bionomics.

4.5

Publicity/ Use of Names; Press Releases. The Parties have mutually agreed on the press release with respect to this Agreement, a copy of which is set forth in Schedule 4.5. Either Party may make subsequent public disclosures that are limited to the specific contents of such press release. No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law or the rules of any securities exchange or market on which a Party’s securities are listed or traded, and if disclosure of the terms of this Agreement is required by law or the rules of any securities exchange or market on which a Party’s securities are listed or traded, the Parties shall agree on a redacted version of this Agreement to be so disclosed. Neither party may issue any other press release or public announcement relating to the Research Program without the written approval of the other Party to that press release or public announcement. Notwithstanding the foregoing, following the end of the Research Program Term, Merck shall have the right to issue any press release or public announcement relating to the Research Program and/or any Compound or Product, as well as the collaboration with Bionomics hereunder, without the prior approval of Bionomics; [***].

4.6

Publications. During the Research Program Term, neither Party shall publish any results of the Research Program without the other Party’s prior written consent. Following the end of the Research Program Term, Bionomics shall not publish any information related to the Compounds, Products or the results of the Research Program, without the prior written consent of Merck, and Merck shall have the right to publish information related to the Compounds, Products or the results of the Research Program at its discretion; [***].

4.7

Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 4.

4.8

Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article 4 shall supersede the Existing Confidentiality Agreement, and shall apply to any confidential information disclosed by a Party (or its Affiliate) thereunder.

ARTICLE 5 PAYMENTS; ROYALTIES AND REPORTS

5.1	Upfront Payment. In accordance with the terms and conditions contained herein, Merck shall pay to Bionomics, within [***] days following the Effective Date, an upfront payment in the amount of [***].

5.2

Research Program Funding. In consideration for Bionomics’ performance of its obligations under the Research Program, in accordance with the terms and conditions contained herein, Merck shall pay Bionomics as follows:

5.2.1

In consideration for Bionomics’ provision of FTEs for the performance of its obligations under the Research Program, upon the terms and conditions contained herein, Merck shall pay to Bionomics the FTE Rate per Calendar Year for each FTE provided by Bionomics in accordance with Section 2.8, as applicable. Such FTE funding shall be payable (i) for the [***] the Research Program, in a [***] within [***] days following the Effective Date, but subject to the provisions of Section 5.2.2 and (ii) thereafter, for the remaining [***] of the Research Program (or such shorter or longer duration of the remainder of the Research Program Term pursuant to this Agreement), in arrears in Calendar Quarterly installments due [***] days after Merck’s receipt of the report described in Section 5.2.2.

5.2.2

Bionomics shall, within [***] days following the end of each Calendar Quarter (including each Calendar Quarter during the first twelve (12) months of the Research Program) during which Bionomics is providing FTE support, deliver to Merck a written report detailing the number of FTEs actually utilized in such Calendar Quarter for the performance of Research Program activities, including a description of the activities performed (and Merck shall have the right, itself or via an independent certified public accounting firm of nationally recognized standing selected by Merck and reasonably acceptable to Bionomics, to audit Bionomics’ records in connection therewith, which audit shall be in accordance with Section 5.6, mutatis mutandis). For clarity, unless otherwise mutually agreed in writing by the Parties, (i) in no event shall Bionomics be entitled to receive payment for (and Bionomics shall be solely responsible for) any FTEs in a given Calendar Quarter which are in excess of the number of FTEs authorized to be utilized to conduct the Research Program activities in such Calendar Quarter as set forth in Section 2.8 and (ii) in the event that the actual number of FTEs provided by Bionomics are less that the number of FTEs as set forth in Section 2.8, as applicable, then Merck shall only be responsible for payment for such lesser number of FTEs. Notwithstanding the foregoing, with respect to the first twelve (12) months of the Research Program, in the event that the number of FTEs actually utilized in such twelve (12) months is less than the number of FTEs for which Merck made payment in advance pursuant to clause (i) of Section 5.2.1, then at Merck’s option, Bionomics shall either refund or credit Merck for the difference between the payment made by Merck and the actual payment due for such FTEs (provided that if Merck opts for a refund, such refund shall be made by Bionomics within [***] days following notice by Merck thereof and if Merck opts for a credit, Merck shall be entitled to a credit against any future FTE amounts payable by Merck pursuant to this Section 5.2).

5.2.3	Except as set forth in Sections 5.2.1 or 5.2.2, Bionomics shall be solely responsible for (and shall not be entitled to reimbursement for) any other costs in performing the Research Program.

5.3	Milestones.

5.3.1

Milestone Payments. Subject to the terms and conditions of this Agreement, Merck shall pay to Bionomics the following milestone payments, for which Merck achieves the following milestone events for the first Product hereunder during the Term of this Agreement:

(a)

Research Milestones: The following milestone payment shall be payable only one time, if any, if achieved by Merck hereunder and only for the first Product to achieve such milestone (and for clarity, a given milestone payment shall not be payable more than one time even if more than one Product achieves such milestone):

Research Milestone	Payment (in US dollars)
[***]	[***]
Maximum Total	[***]

For clarity, the maximum amount payable pursuant to this Section 5.3.1(a) shall be [***] assuming that the milestone is achieved.

(b)

Development Milestones: The following milestone payments shall be payable only one time, if any, if achieved by Merck hereunder and only for the first Product to achieve such milestone (and for clarity, a given milestone payment shall not be payable more than one time even if more than one Product achieves such milestone):

Development Milestone [***]	Payment (in US dollars)
[***]	[***]
[***]	[***]
[***]	[***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Maximum Total	[***]

Development Milestones [***]	Payment (in US dollars)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Maximum Total	[***]

Development Milestones [***]	Payment (in US dollars)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Maximum Total	[***]

For clarity, the maximum amount payable pursuant to this Section 5.3.1(b) shall be [***] assuming that each of the [***] milestones are achieved. For clarity, the development milestones shall be payable for [***], as and to the extent set forth in this Section 5.3.1(b), and no additional milestones shall be payable for [***] regardless of the number of Products achieving the milestones (provided that, for further clarity, it shall not be required that all such development milestones be achieved by the same Product (i.e., the development milestones for [***] may be achieved by separate Products, as applicable)).

(c)

Commercial Milestones: The following milestone payments shall be payable only one time, if any, if achieved by Merck hereunder and only for the first Product to achieve such milestone (and for clarity, a given milestone payment shall not be payable more than one time even if achieved by more than one Product or if achieved more than one time for the same Product):

Annual Net Sales of a single Product in the Territory in a single Calendar Year.	Payment (in US dollars)
[***]	[***]
[***]	[***]
[***]	[***]
Maximum Total	[***]

For clarity, the maximum amount payable pursuant to this Section 5.3.1(c) shall be [***] assuming that each of the three milestones is achieved.

(d)

Payment of Milestones: Merck shall notify Bionomics in writing within [***] following the achievement of each milestone event for a Product, and shall make the appropriate milestone payment within [***] after such notification; provided, however, that with respect to the commercial milestones set forth in Section 5.3.1(c), Merck shall notify Bionomics in writing within [***] following the end of the Calendar Quarter in which such commercial milestone was achieved, and shall make the appropriate milestone payment simultaneously with the payment of any royalties due for the Calendar Quarter in which such commercial milestone was achieved as set forth in Section 5.5. For clarity, the milestone payments shall be payable only upon the initial achievement of the related milestone event and no additional amounts shall be due hereunder for subsequent or repeated achievement of such milestone event for a Product (or for the subsequent achievement of the milestone event by any back-up or other Products).

5.4	Royalties.

5.4.1	Royalties Payable By Merck. Subject to the terms and conditions of this Agreement, Merck shall pay Bionomics royalties, as set forth in this Section 5.4.

(a)	Patent Royalties.

(i)

Royalty Tiers. Subject to the other provisions of this Section 5.4.1, Merck shall pay Bionomics royalties in an amount equal to the following percentage of Net Sales of a given Product by Merck or its Related Parties in a given Calendar Year in countries in the Territory; provided that the sale of Product would infringe a Valid Patent Claim in the country of sale:

(1)

[***] of annual Net Sales of such Product in such countries in the Territory in a given Calendar Year for that portion of Net Sales of such Product in such Calendar Year in such countries up to and including [***];

(2)

[***] of annual Net Sales of such Product in such countries in the Territory in a given Calendar Year for the portion of Net Sales of such Product in such Calendar Year in such countries exceeding [***] up to and including [***];

(3)

[***]of annual Net Sales of such Product in such countries in the Territory in a given Calendar Year for the portion of Net Sales of such Product in such Calendar Year in such countries exceeding [***] up to and including [***];

(4)

[***] of annual Net Sales of such Product in such countries in the Territory in a given Calendar Year for the portion of Net Sales of such Product in such Calendar Year in such countries exceeding [***] up to and including [***]; and

(5)

[***] of annual Net Sales of such Product in such countries in the Territory in a given Calendar Year for the portion of Net Sales of such Product in such Calendar Year in such countries exceeding [***].

For clarity, (i) only Net Sales of the applicable Product for which a royalty is payable in a given country in a given Calendar Year under this Section 5.4.1(a) shall be included for determining the foregoing royalty tiers for such Calendar Year, (ii) if no royalty is payable on a given unit of Product under this Section 5.4.1(a), then the Net Sales of such unit of Product shall not be included for determining the foregoing royalty tiers and (iii) Net Sales of a given Product will not be combined with Net Sales of any other Product for purposes of determining the foregoing royalty tiers.

(b)

Know-How Royalty. Notwithstanding the provisions of Section 5.4.1(a), in countries where the sale of a given Product by Merck or its Related Parties would not infringe a Valid Patent Claim, but such Product incorporates Bionomics Know-How and/or Program Know-How, Merck shall pay royalty rates that shall be set at [***] of the applicable royalty rate determined according to Section 5.4.1(a). Such royalties shall be calculated after first calculating the royalties under Section 5.4.1(a). For clarity, (i) only Net Sales of the applicable Product for which a royalty is payable in a given country in a given Calendar Year under this Section 5.4.1(b) shall be included for determining the foregoing royalty tiers for such Calendar Year, (ii) if no royalty is payable on a given unit of Product under this Section 5.4.1(b), then the Net Sales of such unit of Product shall not be included for determining the foregoing royalty tiers and (iii) Net Sales of a given Product will not be combined with Net Sales of any other Product for purposes of determining the foregoing royalty tiers.

(c)	Royalties on Product at the rates set forth above shall continue on a Product-by-Product and country-by-country basis [***] (the “Royalty Period”).

(d)	All royalties are subject to the following conditions:

(i)	that only one royalty shall be due with respect to the same unit of Product;

(ii)

that no royalties shall be due upon the sale or other transfer among Merck or its Related Parties, but in such cases the royalty shall be due and calculated upon Merck’s or its Related Party’s Net Sales to the first independent Third Party;

(iii)	no royalties shall accrue on the sale or other disposition of Product by Merck or its Related Parties for use in a Clinical Trial;

(iv)

no royalties shall accrue on the disposition of Product in reasonable quantities by Merck or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non- profit institutions or government agencies for a non-commercial purpose), including donations made at Merck’s cost of goods; and

(v)

the determination of whether a royalty will be calculated under Section 5.4.1(a) and Section 5.4.1(b) shall be determined on a Product-by-Product and country-by-country basis, and for clarity, the royalties (including royalty tiers) payable under Section 5.4.1(a) and Section 5.4.1(b), as applicable, shall be calculated separately.

5.4.2

Change in Sales Practices. The Parties acknowledge that during the term of this Agreement, Merck’s sales practices for the marketing and distribution of Product may change to the extent to which the calculation of the payment for royalties on Net Sales may become impractical or even impossible. In such event the Parties agree to meet and discuss in good faith new ways of compensating Bionomics to the extent currently contemplated under Section 5.4.1.

5.4.3

Royalties for Bulk Compound. In those cases in which Merck sells bulk Compound rather than Product in packaged form to an independent Third Party, the royalty obligations of this Section 5.4 shall be applicable to the bulk Compound only (but solely to the extent that a royalty would otherwise be payable on the Product incorporating such Compound).

5.4.4

Compulsory Licenses. If a compulsory license is granted to an independent Third Party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.4.1, then the royalty rate to be paid by Merck on Net Sales in that country under Section 5.4.1 shall be reduced [***].

5.4.5	Third Party Licenses. In the event that Merck or its Related Parties has obtained (as of the Effective Date) or obtains (after the Effective Date) a license under, or other rights to, any Patent Rights or Know-How or other intellectual property from any Third Party(ies) which is required or otherwise used by Merck or its Related Parties in order to [***] (hereinafter “Additional Merck Third Party Agreements”), then [***] of the consideration actually paid under such Additional Merck Third Party Agreements by Merck or its Related Parties for sale of such Compound or Product in a country for a Calendar Quarter shall be creditable against the royalty payments due to Bionomics by Merck hereunder with respect to the sale of such Compound or Products in such country; provided, however, that in no event shall the royalties owed by Merck to Bionomics for a given Calendar Quarter be reduced by more than [***] (provided, however that if Merck is not able to fully recover the amounts paid by Merck or its Related Parties under any Additional Merck Third Party Agreement as a result of the foregoing restriction, then Merck shall be entitled to carry forward such right of off-set to future Calendar Quarters with respect to such excess amount). If the Additional Merck Third Party Agreement also covers compounds or products other than Compounds or Products, and a particular payment thereunder results directly from the sale of both (i) Compounds or Products hereunder and (ii) such other compounds or products, then Merck shall allocate the amount of such payment between the Compound or Product hereunder and such other compounds or products, respectively (as applicable), using an allocation method reasonably determined by Merck. Other than as set out above, Merck shall be responsible for and bear its own costs of negotiation and performance of any Additional Merck Third Party Agreement.

5.5

Reports; Payment of Royalty. During the term of this Agreement, following the First Commercial Sale of a Product, Merck shall furnish to Bionomics a [***] written report for the Calendar Quarter showing the Net Sales of all Products subject to royalty payments sold by Merck and its Related Parties in the Territory during the reporting period and the royalties payable for such reporting period. Reports shall be due on the [***] following [***]. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Merck shall keep (and procure its Affiliates to keep) complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.6	Audits.

5.6.1

Upon the written request of Bionomics and not more than [***], Merck shall permit (and procure its Affiliates to permit) an independent certified public accounting firm of recognized standing selected by Bionomics and reasonably acceptable to Merck, at Bionomics’ expense, to have access during normal business hours to such of the records of Merck as may be reasonably necessary to verify the accuracy of the royalty reports and commercial milestone payments hereunder for any Calendar Year ending not more than [***] prior to the date of such request. The accounting firm shall disclose to Bionomics only whether the royalty reports are correct or incorrect and the amount of any discrepancy. No other Confidential Information shall be provided to Bionomics.

5.6.2

If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within [***] of the date Bionomics delivers to Merck such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Bionomics, provided that if the underpayment of royalties by Merck exceeds the greater of [***] of the total royalties owed for the period in question, Merck shall pay the fees.

5.6.3

Merck shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Merck, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Bionomics’ independent accountant to the same extent required of Merck under this Agreement.

5.6.4

Upon the expiration of [***] following the end of any Calendar Year, the calculation of royalties payable with respect to such Calendar Year shall be binding and conclusive upon Bionomics, and Merck and its Related Parties shall be released from any liability or accountability with respect to royalties for such Calendar Year.

5.6.5

Bionomics shall treat all financial information subject to review under this Section 5.6 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Merck and/or its Related Parties obligating it to retain all such Confidential Information in confidence pursuant to such confidentiality agreement.

5.7

Payment Exchange Rate. All payments to be made by Merck to Bionomics under this Agreement shall be made in United States Dollars and may be paid by check made to the order of Bionomics or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Bionomics from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States Dollars due Bionomics shall be made at the monthly rate of exchange utilized by Merck in its worldwide accounting system.

5.8	Taxes.

5.8.1	Generally. Bionomics shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments made by Merck to Bionomics under this Section 5.8 (“Agreement Payments”).

5.8.2

Income Tax Withholding. If Applicable Laws require the withholding of Taxes, Merck shall make such withholding payments and shall subtract the amount thereof from the Agreement Payments. Merck shall submit to Bionomics appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Merck shall provide Bionomics reasonable assistance in order to allow Bionomics to obtain the benefit of any present or future treaty against double taxation which may apply to the Agreement Payments.

5.9

Bionomics Third Party Licenses. Notwithstanding anything to the contrary herein, Bionomics shall be solely responsible for satisfying all costs and payments of any kind (including all upfront fees, annual payments, milestone payments and royalty payments) arising under any license or other grant of rights from a Third Party to Bionomics (or any of its Affiliates) in connection with the research, development, manufacture, commercialization or other exploitation of Compounds and/or Products hereunder.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES

6.1	Bionomics Representations and Warranties. Bionomics represents and warrants to Merck that as of the date of this Agreement:

6.1.1	Bionomics has the full right, power and authority to enter into this Agreement, to perform the Research Program and to grant the licenses set forth in Article 3;

6.1.2

this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

6.1.3

there are no claims, judgments or settlements against or owed by Bionomics (or any of its Affiliates) and no pending or, to Bionomics’ knowledge, threatened claims or litigation relating to the Bionomics Patent Rights and/or Bionomics Know-How and/or Compounds and/or Products;

6.1.4

Schedule 1.17 sets forth a true, correct and complete list of Bionomics Patent Rights and such schedule contains all application numbers and filing dates, registration numbers and dates, jurisdictions and owners. The Bionomics Patent Rights and Bionomics Know-How constitute as at the Effective Date all intellectual property owned or otherwise controlled (through license or otherwise) by Bionomics (or any of its Affiliates) in relation to the Compounds and/or Products or the research, development, manufacture, sale and/or use thereof;

6.1.5

it (and its Affiliates) has not prior to the Effective Date (i) assigned, transferred, conveyed or otherwise encumbered its right, title and/or interest in Bionomics Patent Rights or Bionomics Know-How, or (ii) otherwise granted any rights to any Third Parties that would, in the case of clauses (i) and/or (ii), conflict with the rights granted to Merck hereunder, and, to the best of Bionomics’ knowledge, there is no unauthorized use, infringement or misappropriation of any Bionomics Patent Rights or Bionomics Know-How;

6.1.6

it is the sole and exclusive owner of the Bionomics Patent Rights and Bionomics Know-How, all of which are as at the Effective Date free and clear of any liens, charges and encumbrances, and no other Person has as at the Effective Date any claim of ownership whatsoever with respect to the Bionomics Patent Rights and Bionomics Know-How;

6.1.7

[***] the exercise of the license granted to Merck under the Bionomics Patent Rights and Bionomics Know-How, as well as the research, development, manufacture, use, sale and import of Compounds and Products, do not interfere with or infringe or misappropriate any Patent Rights, Know-How or other intellectual property rights owned or possessed by any Third Party;

6.1.8

[***] Bionomics has disclosed to Merck all [***] information regarding (i) the Compounds and/or Products and/or (ii) the Bionomics Patent Rights and Bionomics Know-How licensed under this Agreement, including (a) any licenses and material agreements related to the Bionomics Patent Rights, Bionomics Know-How, Compounds and/or Products, and (b) any safety or efficacy information related to the Compounds and/or Products;

6.1.9	Bionomics has disclosed to Merck the existence of any patent opinions related to the Bionomics Patent Rights or Bionomics Know-How licensed under this Agreement;

6.1.10

Bionomics has disclosed to Merck all [***] information and data and all [***] correspondences to/from any Regulatory Authority existing as at the Effective Date, in each case related to the Research Program and/or any Compounds or Products, regardless of whether such data and information would have a positive, negative or neutral impact on the potential commercial, scientific or strategic value or attractiveness of the Research Programs, any Compounds or Products;

6.1.11

neither Bionomics nor any of its Affiliates has obtained, or filed for, any INDs, NDAs or Marketing Authorizations for any Compounds or Products, and, to the best of Bionomics’ knowledge, no other Person has obtained, or filed for, any INDs, NDAs or Marketing Authorizations for any Compounds or Products;

6.1.12

Bionomics (and its Affiliates) has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person debarred under United States law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to the Compounds or Products or otherwise in performing any portion of the Research Program;

6.1.13

all research and development (including non-clinical studies and Clinical Studies) related to the Compounds and/or Products prior to the Effective Date has been conducted in accordance with all Applicable Laws;

6.1.14

there are no agreements (including any licenses), written or oral, granting any licenses or other rights to (or from) Bionomics (or any of its Affiliates) relating to the Compounds or Products or the Bionomics Know-How or Bionomics Patent Rights;

6.1.15

all information and data provided by or on behalf of Bionomics to Merck on or before the Effective Date in contemplation of this Agreement was and is true and accurate and complete in all material respects, and Bionomics has not disclosed, failed to disclose, or cause to be disclosed, any material information or data that would reasonably be expected to cause the information and data that has been disclosed to be misleading in any material respect; and

6.1.16	it has or ensures that it will have the resources and capabilities to do the work contemplated by the Research Plan.

6.2	Merck Representations and Warranties. Merck represents and warrants to Bionomics that as of the date of this Agreement:

6.2.1	Merck has the full right, power and authority to enter into this Agreement;

6.2.2

this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

6.2.3

Merck has the right to provide or disclose to Bionomics the Merck Know-How that it provides or discloses to Bionomics under this Agreement and Bionomics has the right to use such Merck Know-How to conduct its activities under the Research Program; and

6.2.4

to [***] Merck’s knowledge, the Merck Materials are free and clear of any liens, charges and encumbrances (other than licenses and other rights not conflicting with the rights granted to Bionomics under this Agreement), no other person, corporate or other private entity, or governmental entity or subdivision thereof, has any claim with respect to the Merck Materials as they are used within the terms of this Agreement, Merck has the right to provide the Merck Materials to Bionomics under this Agreement and Bionomics has the right to use the Merck Materials to conduct its activities under the Research Program.

6.3	Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED,

TO THE OTHER PARTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY COMPOUND OR PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

ARTICLE 7 INTELLECTUAL PROPERTY

7.1

Ownership of Background Technology. As between the Parties, any Bionomics Know- How existing prior to the Effective Date and owned by Bionomics shall, during the term of this Agreement and upon expiration or termination of this Agreement, continue to be owned exclusively by Bionomics. As between the Parties, any Merck Know-How existing prior to the Effective Date and owned by Merck shall, during the term of this Agreement and upon expiration or termination of this Agreement, continue to be owned exclusively by Merck.

7.2	Program Know-How.

7.2.1

Ownership. Inventorship of Program Know-How and Post-Program Know-How shall be determined in accordance with United States patent laws (regardless of where the applicable activities occurred); provided, however, that notwithstanding the foregoing, as between the Parties, Merck shall own all right, title and interest in any Program Know-How and Post-Program Know-How, and any Program Patent Rights and Post-Program Patent Rights, in each case, irrespective of inventorship.

7.2.2

Disclosure. Bionomics shall promptly disclose to Merck in writing the development, making, conception or reduction to practice of any Program Know- How which is conceived, discovered, made and/or reduced to practice by or on behalf of Bionomics (or its employees, agents or consultants).

7.2.3

Assignment of Interests to Effectuate Ownership. With respect to any Program Know-How and Program Patent Rights, and any Post-Program Know-How and Post-Program Patent Rights, Bionomics shall, and hereby does, on behalf of itself and each of its Affiliates, employees and contractors hereunder, assign to Merck (without payment of additional consideration, and the Parties hereby acknowledge and agree that the consideration as set forth in this Agreement is sufficient), in perpetuity throughout the world, ownership of all rights, title and interest in and to such Program Know-How, Program Patent Rights, Post-Program Know-How and Post-Program Patent Rights to effect the ownership of such Program Know-How, Program Patent Rights, Post-Program Know-How and Post-Program Patent Rights as set forth in Section 7.2.1. In furtherance of the foregoing, Bionomics shall, upon request by Merck promptly undertake and perform (and/or cause its Affiliates and its and their respect employees and/or agents to promptly undertake and perform) such further actions as are reasonably necessary for Merck to, as between the Parties, perfect its title in any such Program Know-How, Program Patent Rights, Post-Program Know-How and Post-Program Patent Rights as set forth in Section 7.2.1, as applicable, including by causing the execution of any assignments or other legal documentation, and/or providing Merck or its patent counsel with reasonable access to any employees or agents who may be inventors of such Program Know-How, Program Patent Rights, Post-Program Know-How and Post-Program Patent Rights.

7.3	Filing, Prosecution and Maintenance of Patent Rights.

7.3.1	Bionomics Patent Rights.

(a)

Bionomics Compound Patent Rights. With respect to any Bionomics Patent Rights that claim, cover or disclose the composition of matter, method of use or method of manufacture of any Compounds or Products (the “Bionomics Compound Patent Rights”), Merck shall have the first right (in its discretion), at its cost, to Prosecute such Bionomics Compound Patent Rights in the name of Bionomics. In connection therewith, Bionomics shall execute such documents and perform such ministerial acts as may be [***] necessary for Merck to Prosecute the Bionomics Compound Patent Rights. Merck may elect to use outside counsel of its choice for Prosecution of Bionomics Compound Patent Rights. With respect to a given Bionomics Patent Right, Merck (i) may elect not to Prosecute, (ii) may elect not to Prosecute in a particular country (including electing not to validate in a particular country) and/or (iii) may elect to discontinue Prosecution in a particular country; and in the case that Merck elects not to Prosecute or to discontinue the Prosecution in a particular country, Merck shall provide Bionomics with notice thereof in a timely manner and Bionomics shall have the right (but not the obligation), at its sole expense and upon written notice to Merck, to assume such responsibility for the Prosecution of such Bionomics Compound Patent Rights (in the name of Bionomics) to the extent Merck has elected not to do so.

(b)

Assignment of Bionomics Compound Patent Rights. Notwithstanding the provisions of Section 7.3.1(a), at the written request of Merck to Bionomics from time to time, Bionomics shall assign, and hereby does assign, to Merck (without payment of additional consideration, and the Parties hereby acknowledge and agree that the consideration as set forth in this Agreement is sufficient), in perpetuity throughout the world, ownership of all rights, title and interest in and to any or all such Bionomics Compound Patent Rights (as requested by Merck). In furtherance of the foregoing, Bionomics shall, upon request by Merck, promptly undertake and perform (and/or cause its Affiliates and its and their respect employees and/or agents to promptly undertake and perform) such further actions as are reasonably necessary for Merck to, as between the Parties, perfect Merck’s title in any such Bionomics Compound Patent Rights, including by causing the execution of any assignments or other legal documentation, and/or providing Merck or its patent counsel with reasonable access to any employees or agents who may be inventors of such Bionomics Compound Patent Rights. For purposes of this Agreement, including for purposes of the provisions of this Article 7, such Bionomics Compound Patent Rights assigned to Merck shall thereafter be treated as Merck Patent Rights (other than for purposes of the definition of “Valid Patent Claim”, and solely for purposes of such definition, such Bionomics Compound Patent Rights shall still be treated as Bionomics Patent Rights), and Merck and Bionomics, as applicable, shall have the rights and obligations in connection therewith as set forth in this Agreement, including the provisions of this Article 7, as if such Bionomics Compound Patent Rights were Merck Patent Rights (and not Bionomics Patent Rights).

(c)

Bionomics Additional Patent Rights. With respect to Bionomics Additional Patent Rights, [***], to Prosecute such Bionomics Additional Patent Rights in the name of Bionomics. [***] may elect to use outside counsel of its choice for Prosecution of Bionomics Additional Patents. With respect to a given Bionomics Additional Patent Rights, [***] (i) may elect not to Prosecute, (ii) may elect not to Prosecute in a particular country (including electing not to validate in a particular country) and/or (iii) may elect to discontinue Prosecution in a particular country; and in the case that Bionomics elects not to Prosecute or to discontinue the Prosecution in a particular country, [***] with notice thereof in a timely manner and [***] shall have the right (but not the obligation), at its sole expense and upon written notice to [***], to assume such responsibility for the Prosecution of such Bionomics Additional Patent Rights (in the name of [***] or, if requested by [***], in the name of [***] in which case [***] shall assign, and hereby does assign, such Bionomics Additional Patent Rights to [***]) to the extent [***] has elected not to do so. In the event that [***] assumes such responsibility for a given Bionomics Additional Patent Right, then such Bionomics Additional Patent Rights shall no longer be eligible for inclusion in the definition of Valid Patent Claim hereunder.

(d)

Review and Consultation. With respect to the Bionomics Patent Rights, upon the written request of the non-Prosecuting Party, the Prosecuting Party shall give the non-Prosecuting Party an opportunity to review the text of any application before filing, shall consult with the non-filing Party with respect thereto (and shall consider the non-filing Party’s comments thereto in good faith), and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number. Upon request of the non-filing Party, the filing Party shall keep the other Party advised of the status of such actual and prospective patent filings and, upon such other Party’s request, shall provide advance copies of any material papers to be filed related to the filing, prosecution and maintenance of such patent filings. Each Party shall promptly give notice to the other Party of the grant, lapse, revocation, surrender, invalidation or abandonment of such Bionomics Patent Rights for which it is responsible for the filing, prosecution and maintenance.

7.3.2	Merck Patent Rights. Merck shall have the sole right, in its discretion and at its own expense, to Prosecute the Merck Patent Rights, and Bionomics shall have no rights in connection therewith.

7.3.3

Cooperation. As requested by Merck, Bionomics shall provide Merck with [***] assistance in connection with the Prosecution of Patent Rights under this Section 7.3, including (i) giving Merck [***] access to its employees, agents, consultants and subcontractors and those of Bionomics’ Affiliates for the purposes of identifying inventors of subject matter in any such Patent Rights, and (ii) obtaining any necessary declarations and assignments from its named inventors or those under obligation to assign inventions hereunder, and providing relevant technical reports (including, if necessary, laboratory notebooks), to Merck concerning the subject invention. Without limiting the foregoing, if a power of attorney from Bionomics is needed to facilitate Merck’s Prosecution of Patent Rights in accordance with this Section 7.3, Bionomics shall obtain and provide to Merck such power of attorney.

7.3.4

Prosecution Matters. For the avoidance of doubt, all interferences, oppositions, appeals or petitions to any board of appeals in any patent office, appeals to any court for any patent office decisions, reissue proceedings, invalidation proceedings, re-examination proceedings, inter partes reviews, post grant reviews, derivation proceedings or other similar administrative proceedings or administrative appeals thereof, with respect to a Patent Rights under this Agreement shall be considered patent Prosecution matters, and shall be handled in accordance with this Section 7.3. With respect thereto, Bionomics shall (i) join (if required to bring such action) such action voluntarily, and (ii) execute and cause its Affiliates to execute all documents necessary for Merck to initiate such action in the event that Merck is unable to initiate or prosecute such action solely in its own name. In all cases, Bionomics shall not enter into any settlement that would oblige Merck to make any payment or would have a detrimental effect on the Compounds or Products, or the rights or licenses of Merck hereunder, without Merck’s prior written consent.

7.4	Enforcement of Patent Rights.

7.4.1

Bionomics Patent Rights. Bionomics shall give Merck prompt written notice of either (i) any infringement of Bionomics Patent Rights and/or (ii) any misappropriation or misuse of Bionomics Know-How that may come to Bionomics’ attention. Merck and Bionomics shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both Merck and Bionomics, to terminate any infringement of Bionomics Patent Rights or any misappropriation or misuse of Bionomics Know-How. However, [***] shall have the first right to initiate and prosecute such legal action at its own expense (including, in the name of Bionomics, if necessary) or to control the defense of any declaratory judgment action relating to Bionomics Patent Rights or Bionomics Know-How. If [***] is required to join in such action in order for [***] to bring such action, then, at the request of [***] shall join such action. [***] shall promptly inform [***] if it elects not to exercise such first right and [***] shall thereafter have the right (in its discretion) to initiate and prosecute such action (or to control the defense of such declaratory judgment action, as applicable), at its own expense; provided, however, that in all cases, [***] shall not enter into any settlement that would oblige [***] to make any payment or would have a detrimental effect on the Compounds or Products, or the rights or licenses of [***] hereunder, without [***] prior written consent. Each Party shall have the right to be represented by counsel of its own choice. For clarity, [***] shall not bring any action to enforce any Bionomics Patent Rights unless (i) [***] has elected not to exercise its first right as set forth in this Section 7.4.1 or (ii) [***] otherwise consents thereto in writing [***] and in all cases, [***] shall not agree to any settlement in connection therewith without the prior written consent of [***].

7.4.2

Cooperation. For any action to terminate any infringement of Bionomics Patent Rights or any misappropriation or misuse of Bionomics Know-How, in the event that [***] is unable to initiate or prosecute such action solely in its own name, [***] will join such action voluntarily and execute and cause its Affiliates to execute all documents necessary for [***] to initiate litigation to prosecute and maintain such action. In connection with any action by [***] will cooperate fully with [***] and [***] will provide [***] with any information or assistance that [***] may [***] request.

7.4.3

Information. In connection with the foregoing, each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

7.4.4

Recoveries. Any recovery obtained by either or both Merck and Bionomics in connection with or as a result of any action contemplated by the foregoing provisions of Section 7.4.1, whether by settlement or otherwise, [***].

7.4.5

Paragraph IV Filings. Bionomics shall inform Merck of any certification regarding any Bionomics Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States, and shall provide Merck with a copy of such certification within [***] days of receipt. Bionomics’ and Merck’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Sections 7.4.1 through 7.4.4; provided, however, that [***] shall exercise its first right to initiate and prosecute any action and shall inform [***] of such decision within [***] days of receipt of the certification, after which time [***] shall have the right to initiate and prosecute such action. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non- initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action, and in all cases, [***] shall not agree to any settlement in connection therewith without the prior written consent of [***].

7.4.6

Merck Patent Rights and Merck Know-How. Notwithstanding the foregoing provisions of this Section 7.4, Merck shall have the sole right, in its discretion, to handle any action with respect to any infringement of Merck Patent Rights, or misappropriation of Merck Know-How, including that Merck shall have the sole right, in its discretion, to handle any certification matter regarding any Merck Patent Rights pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States, and Bionomics shall have no rights in connection with any of the foregoing. For any action with respect to any infringement of Merck Patent Rights or misappropriation of Merck Know-How (including any certification matter regarding any Merck Patent Rights pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States), in the event that Merck is unable to initiate or prosecute such action solely in its own name, Bionomics will join such action voluntarily and execute and cause its Affiliates to execute all documents necessary for Merck to initiate litigation to prosecute and maintain such action. In connection with any action, at the request of Merck, Bionomics will provide Merck with [***] assistance that Merck may [***] request. As between the Parties, any recovery obtained by Merck in connection with or as a result of any action contemplated by the provisions of this Section 7.4.6, whether by settlement or otherwise, shall be retained solely by Merck. In all cases, Bionomics shall give Merck prompt written notice of any infringement of any Merck Patent Rights that may come to its attention and/or any certification regarding any Merck Patent Rights it has received or otherwise becomes aware pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States (and Bionomics shall provide Merck with a copy of such certification within [***] days of receipt).

7.5

Patent Term Extension. Bionomics shall [***] cooperate with Merck, including providing [***] assistance to Merck (including executing any documents as may [***] be required), in efforts to seek and obtain patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Bionomics Patent Rights or Merck Patent Rights, including as may be available to the Parties under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws outside the United States of America, in each case, in connection with the Products. In the event that elections with respect to obtaining such patent term restoration or supplemental protection certificates or their equivalents are to be made in relation to Bionomics Patent Rights or Merck Patent Rights, Merck shall have the right to make the election and Bionomics agrees to abide by such election.

7.6

Other Patent Cooperation. [***] Bionomics shall [***] cooperate with Merck with respect to patent protection with respect to the Program Know-How, including to take reasonable actions under the safe harbor provisions of 35 U.S.C. 103(c) for United States patents and patent applications, in each case, as determined by Merck.

7.7

Infringement or Misappropriation Claims with Respect to Compound or Product. Bionomics shall give Merck prompt written notice if any Third Party asserts, or if Bionomics otherwise becomes aware, that a Third Party’s Patent Rights or Know-How may be infringed or misappropriated by the research, development, making, using, selling, offering for sale, importing or otherwise exploiting any Compounds or Products. Subject to the provisions of Section 9.13.1 (Indemnity-Merck), 9.13.2 (Indemnity- Bionomics), Section 5.4.5 (Third Party Licenses), Merck shall have the sole right (regardless of whether notified by Bionomics pursuant to the foregoing provisions of this Section 7.7), but not the obligation, using counsel of its choice, to control the defense of any infringement or misappropriation action (including any declaratory judgment action) brought by a Third Party relating to the infringement or misappropriation of a Third Party’s Patent Rights or Know-How or other intellectual property by the research, any Compounds or Products hereunder, and Bionomics shall have no rights, and shall not take any actions, in connection therewith. In connection with any such action, Bionomics will cooperate fully with Merck and Bionomics will provide Merck with any information or assistance that Merck may request, and in the event that Merck is unable to bring such action solely in its own name, Bionomics will join such action voluntarily and execute and cause its Affiliates to execute all documents necessary for Merck to bring such action. Notwithstanding anything to the contrary contained herein, Merck shall have the right to deduct from Net Sales hereunder any and all losses, costs, expenses, fees and damages (including reasonable attorneys’ fees and expenses) arising in connection with, or as a result of, such action and/or any settlements thereof, for the purposes of calculating any royalties that may be payable by Merck pursuant to Section 5.4 hereof.

ARTICLE 8 TERM AND TERMINATION

8.1

Term and Expiration. This Agreement shall become effective upon the Effective Date and, if not otherwise terminated earlier pursuant to this Article 8, shall expire upon the expiration of all royalty obligations hereunder for any Products related thereto. Upon expiration of this Agreement under this Section 8.1, Merck’s licenses pursuant to Section 3.1 and Section 3.2 shall become fully paid-up, irrevocable, perpetual licenses.

8.2

Termination by Merck. Merck shall have the right to terminate this Agreement at any time in its sole discretion by giving [***] advance written notice to Bionomics; provided that if Merck desires to terminate this Agreement pursuant to this Section 8.2 during the Research Program Term, then Merck shall give [***] advance written notice to Bionomics. No later than [***] days after the effective date of such termination, each Party shall destroy, and confirm in writing that it has destroyed, all Confidential Information in tangible form received from the other Party and all copies thereof; [***]. In the event of termination under this Section 8.2: (i) each Party shall pay all amounts then due and owing as of the termination date (and without limiting the foregoing, Bionomics shall reimburse Merck for any uncredited fees paid by Merck pursuant to the Research Program, including uncredited amounts for FTEs paid by Merck pursuant to clause (i) of Section 5.2.1); (ii) except for the surviving provisions set forth in Section 8.5, the rights (including licenses) and obligations of the Parties hereunder shall terminate as of the date of such termination; (iii) Merck shall assign back to Bionomics any Bionomics Patent Rights that were previously assigned to Merck; and (iv) Merck shall, if requested by Bionomics within [***] after such termination, [***].

8.3	Termination for Cause.

8.3.1	Cause for Termination. This Agreement may be terminated at any time during the term of this Agreement:

(a)

upon written notice by a Party if the other Party is in material breach of this Agreement by causes and reasons within its control and has not cured such breach within [***] after written notice requesting cure of the breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the [***] cure period shall be tolled until such time as the dispute is resolved pursuant to Section 9.6; provided further, however, that notwithstanding the foregoing, it is agreed that termination pursuant to this Section 8.3.1(a) shall be on a Product-by-Product basis to which the breach relates, as applicable, and that the non-breaching Party cannot terminate this Agreement under this Section 8.3.1(a) with respect to the non-affected Products, as applicable (and the effects of termination as set forth in Section 8.3.2 shall only apply with respect to such terminated Product, as applicable); or

(b)

by a Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

8.3.2	Effect of Termination for Cause.

(a)

If Merck terminates this Agreement under Section 8.3.1, Merck’s licenses pursuant to Section 3.1 and Section 3.2 shall become fully paid-up, irrevocable, perpetual licenses and Bionomics shall, within [***] days after the effective date of such termination, [***].

(b)

If Bionomics terminates this Agreement under Section 8.3.1, (i) Merck’s licenses pursuant to Section 3.1 and Section 3.2 shall terminate as of such termination date, (ii) Merck shall, within [***] days after the effective date of such termination, assign back to Bionomics any Bionomics Patent Rights that were previously assigned to Merck, (iii) each Party shall [***], and (iv) [***].

(c)

Notwithstanding the provisions of Section 8.3.1(b), upon termination of this Agreement by Bionomics pursuant to Section 8.3.1, the licenses granted to Merck pursuant to Section 3.1 and Section 3.2 shall survive for [***] following the effective date of termination in order for Merck (and its Affiliates, sublicensees and distributors), at its discretion, during the [***] period immediately following the effective date of termination, to (i) finish or otherwise wind-down any ongoing studies or trials with respect to any Compounds or Products hereunder and (ii) finish any work-in-progress and to sell any Products or Compounds remaining in inventory, in accordance with the terms of this Agreement; provided that, for clarity, Merck shall have no obligation to undertake the activities set forth in the foregoing clauses (i) and/or (ii) as applicable.

(d)

If this Agreement is terminated by a Party (“Terminating Party”) pursuant to Section 8.3.1(b) due to the rejection of this Agreement by or on behalf of the other Party (“Insolvent Party”) under Section 365 of the United States Bankruptcy Code (the “Code”) or foreign equivalent thereof, as applicable, all licenses and rights to licenses granted under or pursuant to this Agreement by the Insolvent Party to the Terminating Party, other than those that have been assigned to Merck, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or foreign equivalent thereof, as applicable), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or foreign equivalent thereof, as applicable). The Insolvent Party agrees that

Terminating Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code (or foreign equivalent thereof, as applicable), and that upon commencement of a bankruptcy proceeding by or against the Insolvent Party under the Code (or foreign equivalent thereof, as applicable), the Terminating Party shall be entitled to a complete duplicate of or complete access to (as the Terminating Party deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to the Terminating Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by the Terminating Party, unless the Insolvent Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Insolvent Party upon written request therefore by the Terminating Party. The foregoing provisions of this Section 8.3.2(d) are without prejudice to any rights the Terminating Party may have arising under the Code or other applicable law.

(e)

If this Agreement is terminated by a Party pursuant to Section 8.3, each Party shall pay all amounts then due and owing as of the termination date (and without limiting the foregoing, Bionomics shall reimburse Merck for any uncredited fees paid by Merck pursuant to the Research Program, including uncredited amounts for FTEs paid by Merck pursuant to clause (i) of Section 5.2.1).

8.4

Termination of the Research Program as a Result of a Change of Control of Bionomics. Merck may terminate this Agreement with immediate effect if Bionomics is subject to a Change of Control of Bionomics and Merck exercises such right within [***] after written notice from Bionomics, or otherwise becoming aware, of such Change of Control; provided, that, if such Change of Control does not actually occur, such termination(s) shall not be effective. No later than [***] after the effective date of such termination [***]. In the event of termination under this Section 8.4: (i) each Party shall pay all amounts then due and owing as of the termination date (and without limiting the foregoing, Bionomics shall reimburse Merck for any uncredited fees paid by Merck pursuant to the Research Program, including uncredited amounts for FTEs paid by Merck pursuant to clause (i) of Section 5.2.1); (ii) [***], and (iii) except for the surviving provisions set forth in Section 8.5, [***].

Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay royalties for Product(s) or Compound sold prior to such expiration or termination. The provisions of Article 4 shall survive the expiration or termination of this Agreement and shall continue in effect for [***]. In addition, the provisions of [***] shall survive any expiration or termination of this Agreement.

ARTICLE 9 MISCELLANEOUS

9.1

Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

9.2

Assignment. Except as provided in this Section 9.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, that a Party may, without such consent, assign this Agreement and its rights and obligations hereunder (i) to an Affiliate (provided, however, that a Party assigning to an Affiliate shall remain fully and unconditionally liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate), and in the case of Bionomics, it shall promptly notify Merck in writing of any such assignment, or (ii) [***], or (iii) [***]; provided, however, that with respect to a Change of Control of Bionomics, Bionomics must notify Merck at least [***] prior to completion of any such Change of Control, and Merck shall have the right, at any time after receipt of such notice, [***].

9.3

Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.4

Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by e-mail or facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally- recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Bionomics, to: Bionomics Limited

31 Dalgleish Street

Thebarton SA 5031

Australia

Attention: Dr. Deborah Rathjen

Facsimile: +61 8 8354 6150

if to Merck, to: [***]

and [***]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given (a) when delivered if personally delivered or sent by e-mail or facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day), (b) on the business day after dispatch if sent by nationally-recognized overnight courier, or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

9.5	Applicable Law. This Agreement shall be governed by and construed in accordance with laws of the State of New York (USA) without recourse to any conflict of law rules.

9.6	Dispute Resolution.

9.6.1

The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

9.6.2

The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within [***] days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [***] days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York. All proceedings and communications shall be in English.

9.6.3

Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

9.6.4

Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

9.6.5

[***] The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

9.6.6	As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns [***].

9.7

Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

9.8

Independent Contractors. It is expressly agreed that Bionomics and Merck shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Bionomics nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

9.9

Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

9.10	Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

9.11

Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

9.12

Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Attachment or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Attachment or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, “hereunder” and derivative or similar words refer to this Agreement, including the Attachments, as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”, and (e) the word “law” or “laws” means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a governmental authority (including a court, tribunal, agency, legislative body or other instrumentality of any (i) government or country or territory, (ii) any state, province, county, city or other political subdivision thereof, or (iii) any supranational body). Whenever any matter hereunder requires consent or approval, such consent shall not be unreasonably withheld or delayed.

9.13	Indemnity; Insurance.

9.13.1

Merck. Merck shall indemnify, defend and hold Bionomics and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Bionomics Indemnitees”) harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments relating to (a) patent infringement or trade secret misappropriation to the extent that such Third Party patent infringement or trade secret claim is caused by Bionomics’ use of Merck Know-How in accordance with this Agreement in the performance of the Research Program during the Research Program Term, (b) [***] or intentional misconduct of Merck, or (c) any breach by Merck of its representations, warranties and covenants made in this Agreement; except, in each case, to the extent such Liabilities result from a breach of this Agreement by Bionomics, [***] or intentional misconduct of Bionomics or other Bionomics Indemnitees.

9.13.2

Bionomics. Bionomics shall indemnify, defend and hold Merck and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Merck Indemnitees”) harmless from and against any Liabilities arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments relating to (a) any breach by Bionomics of its representations, warranties and covenants made in this Agreement, and (b) [***] or intentional misconduct of Bionomics; except, in each case, to the extent such Liabilities result from a breach of this Agreement by Merck, [***] or intentional misconduct of Merck or other Merck Indemnitees.

9.13.3

Procedure. If either a Merck Indemnitee or a Bionomics Indemnitee (as applicable, an “Indemnitee”) intends to claim indemnification under this Section 9.13 it shall promptly notify the other Party in writing of such alleged Liability. The indemnifying Party shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceeding. The affected Indemnitee shall cooperate with the indemnifying Party and its legal representatives in the investigation of any action, claim or liability covered by this Article 9.

9.13.4

Settlements. Neither Party shall be responsible to or bound by any settlement made by the other Party (including any Indemnitee) without its prior written consent; provided, however, that the indemnifying Party shall not be required to obtain such consent if [***].

9.13.5

Insurance. Each Party shall procure and maintain insurance, including product liability insurance (or self-insure), adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Section 9.13 or otherwise. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non renewal or material change in such insurance or self insurance which materially adversely affects the rights of the other Party hereunder. Notwithstanding the foregoing, the foregoing provisions shall not apply to Merck if Merck self-insures.

9.14

Limitation of Liability. NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH

OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT OR A MATERIAL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN Article 4. NOTHING IN THIS SECTION 9.14 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY PURSUANT TO SECTION 9.13.

9.15	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.16

Entire Agreement; Amendments. This Agreement, together with the Schedules and other attachments hereto, contains the entire understanding of the Parties with respect to the Research Program and the licenses and rights granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the Research Program and the licenses and rights granted hereunder are superseded by the terms of this Agreement. The Schedules and other attachments to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

9.17

Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and to do all such other ministerial, administrative or similar acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.18

No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

9.19

Expenses. Except as otherwise specifically provided in this Agreement, each Party (and its Affiliates) shall bear its own costs and expenses in connection with entering into this Agreement and the consummation of the transactions and performance of its obligations contemplated hereby.

9.20

Extension to Affiliates. Merck shall have the right to extend the rights, licenses, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Merck. Merck shall remain fully liable for any acts or omissions of such Affiliates.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MERCK SHARP & DOHME CORP.		BIONOMICS LIMITED

By:	[***]	By:	/s/ Deborah Rathjen
Name:	[***]	Name:	Deborah Rathjen
Title:	[***]	Title:	CEO & Managing Director

Schedule 1.1

[***]

Schedule 1.16

Bionomics Licensed Compounds

[***]

Schedule 1.15

Bionomics Lead Series

[***]

Schedule 1.17

Bionomics Patent Rights

[***]

Schedule 1.79

Research Plan

(See Attached)

[***]

Schedule 2.4

Permitted Bionomics Third Party Contractors

[***]

Schedule 2.11

Certain Bionomics Know-How

[***]

Schedule 4.5

Form of Press Release

(See Attached)

24 June 2014

*DETAILS FOR 10:30AM AEST WEBCAST BELOW*

BIONOMICS AND MERCK ENTER NEW RESEARCH COLLABORATION

Agreement to fund development of compounds for cognitive impairment associated with Alzheimer’s disease and other conditions of the central nervous system

Bionomics Limited (ASX:BNO, ADR:BMICY) announces that it has entered into an exclusive Research Collaboration and License Agreement with Merck, known as MSD outside the United States and Canada, for its BNC375 research program targeting cognitive dysfunction associated with Alzheimer’s disease and other central nervous system conditions.

Under the agreement, Merck will fund all research and development, including clinical development, and will be responsible for worldwide commercialisation of any products from the collaboration. Bionomics will receive upfront payments totalling US$20 million and is eligible to receive up to US$506 million for achievement of certain research and clinical development milestones and undisclosed royalties on any product sales.

“We are very excited to work with Merck to progress new therapies for cognitive impairment in conditions such as Alzheimer’s disease,” said Dr Deborah Rathjen, CEO & Managing Director of Bionomics. “We believe that the combination of Bionomics’ innovative approach and technologies, within its ionX platform, has the potential to rapidly advance new treatments.”

“Bionomics continues to deliver on its business model that focuses on strategic partnering for the development and commercialisation of selected programs within its pipeline,” Dr. Rathjen added. “This significant agreement, our second with Merck, further validates our drug discovery platforms.”

“Merck is pleased to add a new scientific collaboration with Bionomics,” said Dr. Rupert Vessey, head of Early Development and Discovery Sciences at Merck Research Laboratories. “Bionomics’ capabilities and overall expertise in discovery and characterization of small molecules for this neuroscience target class is impressive.”

In July 2013, Bionomics announced an option and license agreement with Merck to discover and develop novel small molecule candidates for the treatment of chronic pain, including neuropathic pain. Under the terms of that agreement, Merck has the option to exclusively license a compound from Bionomics for development and commercialisation.

BNC375 is a key compound from the Bionomics research program licensed to Merck under this latest agreement. BNC375 and related compounds have displayed potent efficacy in animal cognitive impairment models.

Alzheimer’s is the most common type of dementia and thought to be caused by damage to nerve cells in the brain. Symptoms are characterised by a decline in memory or other thinking skills; it affects a person’s everyday activities and is fatal. 1 in 9 Americans older than 65 years has Alzheimer’s disease (5 million people). It is the 6th leading cause of death in the United States. By 2025 the number of Americans aged 65 and older with Alzheimer’s is forecast to rise 40% to 7.1 million (2014 Alzheimer’s disease, Alzheimer’s Association). More than 332,000 Australians suffer from Alzheimer’s disease.

BIONOMICS: WEBCAST TUESDAY 24 JUNE

10:30AM AEST (VIC/NSW/QLD)

10AM ACST (SA)

8:30AM AWST (WA)

Please login at: http://www.media-server.com/m/go/Bionomics_June2014; and

Dial in on: Australia Toll Free – 1800 558 698

US Toll Free – 1 855 881 1339

Other International Toll – +61 2 9007 3187

Who Bionomics Limited (ASX: BNO) CEO and Managing Director Dr Deborah Rathjen and VP Neuroscience Research Dr Sue O’Connor

What Announcement on license deal with Merck & Co for Bionomics program targeting treatments for Alzheimer’s disease, Schizophrenia, ADHD and Parkinson’s disease with an opportunity for questions

FOR FURTHER INFORMATION PLEASE CONTACT:

Bionomics Limited	Monsoon Communications	The Trout Group
Dr Deborah Rathjen	Rudi Michelson	Lauren Glaser
CEO & Managing Director	+613 9620 3333	+1 646 378 2972
+618 8354 6101 /	rudim@monsoon.com.au	lglaser@troutgroup.com
0418 160 425 drathjen@bionomics.com.au

About Bionomics Limited

Bionomics (ASX: BNO) is biopharmaceutical company which discovers and develops innovative therapeutics for cancer and diseases of the central nervous system. Bionomics has small molecule product development programs in the areas of cancer, anxiety, memory loss and pain. Its oncology approach includes cancer stem cell therapeutics as well as vascular disruption in solid tumours. Bionomics partners include Merck & Co and Ironwood Pharmaceuticals.

Bionomics’ discovery and development activities are driven by its four proprietary technology platforms: MultiCore®, a diversity orientated chemistry platform for the discovery of small molecule drugs; ionX® , a set of novel technologies for the identification of drugs targeting ion channels for diseases of the central nervous system; Angene®, a drug discovery platform which incorporates a variety of genomics tools to identify and validate novel angiogenesis targets (involved in the formation of new blood vessels); and CSC Rx Discovery™, which identifies antibody and small molecule therapeutics that inhibit the growth of cancer stem cells. These platforms drive Bionomics’ pipeline and underpin its established business strategy of securing partners for its key compounds. Bionomics partners include Merck & Co and Ironwood Pharmaceuticals.

www.bionomics.com.au

Factors Affecting Future Performance

This announcement contains “forward-looking” statements within the meaning of the United States’ Private Securities Litigation Reform Act of 1995. Any statements contained in this presentation that relate to prospective events or developments, including, without limitation, statements made regarding Bionomics’ development candidates BNC105, IW- 2143 (BNC210), BNC101 and BNC375, our acquisition of Eclipse Therapeutics and ability to develop products from their platform, its licensing deals with Merck & Co and Ironwood Pharmaceuticals, drug discovery programs and pending patent applications are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions are intended to identify forward-looking statements.

There are a number of important factors that could cause actual results or events to differ materially from those indicated by these forward-looking statements, including risks related to our available funds or existing funding arrangements, a downturn in our customers’ markets, our failure to introduce new products or technologies in a timely manner, Ironwood’s decisions to continue or not continue development of IW-2143, Merck’s decisions to continue or not to continue development of partnered compounds, regulatory changes, risks related to our international operations, our inability to integrate acquired businesses and technologies into our existing business and to our competitive advantages, as well as other factors. Results of studies performed on competitors products may vary from those reported when tested in different settings.

Subject to the requirements of any applicable legislation or the listing rules of any stock exchange on which our securities are quoted, we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this presentation.

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